CPI AEROSTRUCTURES, INC. 8-K

Exhibit 99.1

CPI AEROSTRUCTURES REPORTS SECOND QUARTER

AND SIX MONTH 2023 RESULTS

Second Quarter 2023 vs. Second Quarter 2022

•	Revenue of $20.5 million compared to $18.9 million;
•	Gross profit of $4.6 million compared to $3.7 million;
•	Gross margin of 22.4% compared to 19.3%;
•	Net income of $1.2 million compared to $0.5 million;
•	Earnings per diluted share of $0.09 compared to $0.04;
•	Cash flow from operations of $0.0 million compared to $0.3 million.

Six Months 2023 vs. Six Months 2022

•	Revenue of $42.6 million compared to $39.1 million;
•	Gross profit of $9.3 million compared to $7.1 million;
•	Gross margin of 21.8% compared to 18.2%;
•	Net income of $2.1 million compared to $0.5 million ($1.3 million excluding the first quarter severance accrual of $0.8 million);
•	Earnings per diluted share of $0.17 compared to $0.04 ($0.10 excluding the first quarter severance accrual of $0.06);
•	Cash flow from operations of $0.9 million compared to $(2.1) million used by operations;
•	Debt as of June 30, 2023 of $21.3 million compared to $24.6 million at June 30, 2022.

EDGEWOOD, N.Y. – August 21, 2023 – CPI Aerostructures, Inc. (“CPI Aero” or the “Company”) (NYSE American: CVU) today announced financial results for the three and six month periods ended June 30, 2023.

“Our second quarter 2023 revenue was 8.6% higher than second quarter 2022 coupled with a 310 basis point increase in gross profit margin. Our six-month income from operations increased by $2.3 million as of June 30, 2023 compared to 2022 due to stronger operational performance and change in mix between our military subcontracts, government military subcontracts and MRO services. We generated $3.0 million more in cash flow from operations during the first six months of 2023 compared to 2022, due primarily to higher net income, while increasing our contract assets in support of our new programs.” said Dorith Hakim, President and CEO. “We remain committed to delivering value to our customers and are confident in CPI Aero’s long-term outlook as we continue to focus on building our backlog of $510 million as of June 30, 2023.”

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance pod systems in both the commercial aerospace and national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included or incorporated in this press release are forward-looking statements. The word “outlook,” and similar expressions are intended to identify these forward-looking statements. The Company does not guarantee that it will actually achieve the plans, intentions or expectations disclosed in its forward-looking statements and you should not place undue reliance on the Company’s forward-looking statements.

Forward-looking statements involve risks and uncertainties, and actual results could vary materially from these forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those indicated or implied by its forward-looking statements, including those important factors set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2022 filed with the Securities and Exchange Commission. Although the Company may elect to do so at some point in the future, the Company does not assume any obligation to update any forward-looking statements and it disclaims any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc. For more information, visit www.cpiaero.com, and follow us on Twitter @CPIAERO.

Contacts:
Investor Relations Counsel	CPI Aerostructures, Inc.
LHA Investor Relations	Andrew L. Davis
Jody Burfening	Chief Financial Officer
(212) 838-3777	(631) 586-5200
cpiaero@lhai.com	adavis@cpiaero.com
www.cpiaero.com

CPI AEROSTRUCTURES, INC. AND SUBSIDIARIES

 CONSOLIDATED BALANCE SHEETS

	June 30,
	2023 (Unaudited)	December 31, 2022
ASSETS
Current Assets:
Cash	$3,080,672	$3,847,225
Accounts receivable, net	8,621,301	4,857,772
Insurance recovery receivable	—	3,600,000
Contract assets	30,962,061	27,384,540
Inventory	1,918,906	2,493,069
Refundable income taxes	40,000	40,000
Prepaid expenses and other current assets	565,714	975,830
Total Current Assets	45,188,654	43,198,436

Operating lease right-of-use assets	5,646,483	6,526,627
Property and equipment, net	950,732	1,124,556
Deferred tax asset	6,279,101	6,574,463
Goodwill	1,784,254	1,784,254
Other assets	234,334	238,744
Total Assets	$60,083,558	$59,447,080

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$11,734,379	$8,029,996
Accrued expenses	5,314,339	7,344,590
Litigation settlement obligation	—	3,600,000
Contract liabilities	8,605,354	6,001,726
Loss reserve	250,516	576,549
Current portion of line of credit	2,640,000	1,200,000
Current portion of long-term debt	221,172	1,719,766
Operating lease liabilities, current	1,921,803	1,817,811
Income tax payable	16,874	11,396
Total Current Liabilities	30,704,437	30,301,834

Line of credit, net of current portion	18,360,000	19,800,000
Long-term operating lease liabilities	4,121,087	5,077,235
Long-term debt, net of current portion	41,484	70,981
Total Liabilities	53,227,008	55,250,050

Shareholders’ Equity:
Common stock - $.001 par value; authorized 50,000,000 shares, 12,727,167 and 12,506,795 shares, respectively, issued and outstanding	12,727	12,507
Additional paid-in capital	73,708,368	73,189,449
Accumulated deficit	(66,864,545)	(69,004,926)
Total Shareholders’ Equity	6,856,550	4,197,030
Total Liabilities and Shareholders’ Equity	$60,083,558	$59,447,080

CPI AEROSTRUCTURES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Revenue	$20,547,555	$18,925,406	$42,564,223	$39,060,503
Cost of sales	15,943,555	15,265,716	33,297,707	31,966,204
Gross profit	4,604,000	3,659,690	9,266,516	7,094,299

Selling, general and administrative expenses	2,806,480	2,697,392	5,675,538	5,835,049
Income from operations	1,797,520	962,298	3,590,978	1,259,250

Interest expense	541,655	438,437	1,152,551	767,045
Income before provision for income taxes	1,255,865	523,861	2,438,427	492,205

Provision for income taxes	98,789	6,225	298,046	7,500
Net income	$1,157,076	$517,636	$2,140,381	$484,705

Income per common share, basic:
Income per common share-unrestricted shares	$0.09	$0.04	$0.17	$0.04
Income per common share-restricted shares	$0.09	$0.04	$0.17	$0.04

Income per common share, diluted	$0.09	$0.04	$0.17	$0.04

Shares used in computing income per common share, basic:
Unrestricted shares	12,429,894	12,305,939	12,412,068	12,275,306
Restricted shares	128,899	133,061	127,584	125,975
Total shares	12,558,793	12,439,000	12,539,652	12,401,281

Shares used in computing income per common share, diluted	12,625,241	12,534,058	12,606,100	12,496,339